                                   EXHIBIT 3.2


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     TWEETER HOME ENTERTAINMENT GROUP, INC.

         Tweeter Home Entertainment Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

         1. The name of the Company is Tweeter Home Entertainment Group, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 14, 1998 (the "Original Certificate of Incorporation").

         2. This Amended and Restated Certificate of Incorporation (the "Certificate"), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted by the Board of Directors of the Company in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), and was duly adopted by the written consent of the stockholders of the Company in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

         3. The text of the Original Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety to provide as follows:

                                    ARTICLE I
                               NAME OF CORPORATION

         The name of the Company is Tweeter Home Entertainment Group, Inc.

                                   ARTICLE II
                             ADDRESS OF CORPORATION

         The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                               NATURE OF BUSINESS

         The nature of the business or purpose to be conducted is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Company



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shall possess and may exercise all the powers and privileges granted or available to it under any and all applicable statutory and common laws in effect from time to time.

                                   ARTICLE IV
                                  CAPITAL STOCK

         A. TOTAL NUMBER OF SHARES. The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 28,000,000 shares, of which (a) 20,000,000 shares shall be common stock, $.01 par value (the "Common Stock"), (b) 4,000,000 shares shall be Series A Redeemable Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), and (c) 4,000,000 shares shall be Series B Redeemable Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"). The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as set forth in the following Sections B and C, respectively, of this Article IV:

         B. COMMON STOCK. Subject to all of the rights, powers and preferences of the Series A Preferred Stock and Series B Preferred Stock and except as provided by law or otherwise herein:

                  1. The holders of shares of Common Stock shall be entitled to vote for the election of directors and on all other matters requiring stockholder action, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.

                  2. Holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available therefor, but only when and as declared by the Board of Directors or any authorized committee thereof from time to time.

                  3. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company available for distribution to the holders of Common Stock shall be distributed pro rata to such holders in proportion to the number of shares of Common Stock held by each.

         C.       SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK.

                  1. POWERS, PREFERENCES, RIGHTS, ETC. The relative powers, preferences and rights, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, granted to or imposed on the Series A Preferred Stock and the Series B Preferred Stock and, where applicable, the Common Stock are set forth below in this Section C of this Article IV.



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                  2.       DEFINITIONS. Except as the context otherwise
explicitly requires, (a) the capitalized phrase "Preferred Stock Terms" refers to this Section B of this Article IV, (b) the capitalized term "Section" refers, when used in these Preferred Stock Terms, to sections of these Preferred Stock Terms, (c) references to a particular Section include all subsections thereof, and (d) the word "including" shall be construed as "including without limitation". Accounting terms used in these Preferred Stock Terms and not otherwise defined herein shall have the meanings provided in GAAP. Certain capitalized terms are used in these Preferred Stock Terms as specifically defined in this Section 2 as follows:

                  2.1.     "ACCEPTED SHARES" is defined in Section 10.2.

                  2.2.     "ADDITIONAL SHARES OF COMMON STOCK" is defined in
         Section 8.4.1(d).

                  2.3.     "AFFILIATE" is defined in the Purchase Agreement.

                  2.4.     "APPLICABLE CONVERSION PRICE" is defined in
         Section 8.1.

                  2.5.     "APPLICABLE PREFERENTIAL AMOUNT" is defined in
         Section 4.

                  2.6.     "BRIDGE COMMITMENT" is defined in the Purchase
         Agreement.

                  2.7.     "BRIDGE WARRANTS" is defined in the Purchase
         Agreement.

                  2.8. "BY-LAWS" means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, or interpretive of the Charter of such Person, each as from time to time amended or modified.

                  2.9.     "CALCULATION DATE" is defined in Section 4.

                  2.10. "COMBINED PREFERRED STOCK" means, collectively, the Series A Preferred Stock and the Series B Preferred Stock, or either of such series.

                  2.11.    "CONVERTIBLE SECURITIES" is defined in Section
         8.4.1(c).

                  2.12.    "FUTURE SHARES" is defined in Section 10.1.

                  2.13. "FUTURE SHARES EXERCISE PERIOD" is defined in Section 10.1.

                  2.14. "MAJORITY OF COMBINED PREFERRED STOCK" means a majority of the outstanding shares of Combined Preferred Stock (on an as converted basis), voting together as a single class.



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                  2.15.    "MAJORITY OF PREFERRED EQUITY" means a majority of
         the outstanding shares of Combined Preferred Stock (on an as converted basis) and Preferred Common Stock, voting together as a single class.

                  2.16. "MAJORITY OF SUB-DEBT INTERESTS" means the holders of a majority of Sub-Debt Warrants (on an as converted basis) and Common Stock issued upon the exercise of such Sub-Debt Warrants, voting together as a single class.

                  2.17. "NEA" means New England Audio Co., Inc., an affiliate of the Company.

                  2.18. "NON-INVESTOR COMMON STOCK" is defined in the Purchase Agreement.

                  2.19.    "NON-INVESTOR DIRECTOR" is defined in Section 5.2.3.

                  2.20.    "NOTICE OF PURCHASE" is defined in Section 10.2.

                  2.21.    "OFFEREE" is defined in Section 10.1.

                  2.22.    "OPTIONS" is defined in Section 8.4.1(a).

                  2.23.    "ORGANIC CHANGE" is defined in Section 6.3.

                  2.24. "PERMITTED LIQUIDATION" is defined in section 5.5 of the Purchase Agreement.

                  2.25. "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

                  2.26.    "PNC" is defined in Section 5.2.4.

                  2.27.    "PREEMPTIVE GROUP" is defined in Section 10.1.

                  2.28. "PREFERRED COMMON STOCK" means any Common Stock issued upon conversion of any Combined Preferred Stock or upon conversion or exercise of the Warrants.

                  2.29.    "PREFERRED DIRECTOR" is defined in Section 5.2.1.

                  2.30.    "PREFERRED STOCK" is defined in Section 1.

                  2.31.    "PROPORTIONATE PERCENTAGE" is defined in
         Section 10.1.



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                  2.32.    "PROPOSAL" is defined in Section 10.1.

                  2.33. "PURCHASE AGREEMENT" means that certain Amended and Restated Series A and Series B Preferred Stock Purchase Agreement dated as of May 30, 1997 among the Company, as assignee of NEA, Weston Presidio Offshore Capital C.V. and certain other investors, as in effect from time to time.

                  2.34.    "QUALIFIED AMOUNT" is defined in Section 8.2.

                  2.35.    "QUALIFIED PROCEEDS" is defined in Section 8.2.

                  2.36.    "QUALIFIED PUBLIC OFFERING" is defined in
         Section 8.2.

                  2.37.    "QUALIFIED SALE" is defined in Section 8.2.

                  2.38.    "RELATED AGREEMENTS" is defined in the Purchase
         Agreement.

                  2.39.    "REMEDY EVENT" is defined in Section 7.

                  2.40.    "REMEDY NOTICE" is defined in Section 5.2.6.

                  2.41.    "SERIES A PREFERRED STOCK ORIGINAL ISSUE DATE" means:
         (i) November 28, 1995, with respect to the shares of Series A Preferred Stock issued on or after the date hereof in exchange for those shares of Series A Redeemable Convertible Preferred Stock of NEA which were originally issued on November 28, 1995, and (ii) May 13, 1996, with respect to the shares of Series A Preferred Stock issued on or after the date hereof in exchange for those shares of Series A Redeemable Convertible Preferred Stock of NEA which were originally issued on May 13, 1996.

                  2.42. "SERIES B ORIGINAL ISSUE DATE" is defined in Section 8.4.1(b).

                  2.43. "SUB-DEBT NOTE AGREEMENT" is defined in the Purchase Agreement.

                  2.44.    "SUB-DEBT WARRANTS" is defined in the Purchase
         Agreement.

                  2.45. "SUB-DEBT WARRANT AGREEMENT" is defined in the Purchase Agreement.

                  2.46.    "SUBORDINATED NOTES" is defined in the Purchase
         Agreement.

                  2.47.    "WARRANTS" is defined in Section 6.4.

                  2.48.    "WPC" is defined in the Purchase Agreement.




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                  3.       DIVIDENDS. No dividends of cash or other property
(other than additional shares of Common Stock) shall be paid on the Common Stock unless the shares of Combined Preferred Stock receive the same dividends that such shares would have received had they been converted into Common Stock immediately prior to the record date for such dividend.

                  4. LIQUIDATION PREFERENCE. In the event of (a) any liquidation, dissolution or winding up of the Company as a whole or substantially as a whole in a single transaction or a series of related transactions, either voluntary or involuntary; or (b) unless agreed otherwise in writing by the holders of a Majority of Combined Preferred Stock, a merger or consolidation of the Company except where (i) the Company is the surviving entity and (ii) the stockholders of the Company immediately prior to such merger or reconsolidation are the owners of stock having more than 50% of the outstanding voting power of the surviving corporation immediately following the merger, distributions to the stockholders of the Company shall be made in the following manner: the holders of Combined Preferred Stock shall be entitled to receive, on a pro rata basis based on the respective amounts of their Applicable Preferential Amounts (as defined below), prior and in preference to any distribution of any of the assets of the Company to the holders of any other series of Preferred Stock, Common Stock or other capital stock of the Company by reason of their ownership of such stock, an amount per share equal to the sum of
(A) $6.46 (in the case of the Series A Preferred Stock) and $8.08 (in the case of the Series B Preferred Stock) PLUS (B) an amount in the form of a dividend which would equal a 15% rate of return compounded annually on the applicable amount in clause (A) above from the Series A Original Issue Date, in the case of the Series A Preferred Stock, or the Series B Original Issue Date, in the case of the Series B Preferred Stock, to the date of distribution PLUS (C) accrued and unpaid dividends, if any, on such Combined Preferred Stock due under Section 3 (such sum being referred to as the "Applicable Preferential Amount"). Any dividends paid to holders of Combined Preferred Stock from the Series A Original Issue Date or Series B Original Issue Date, as applicable, shall serve as a credit against the Applicable Preferential Amount due to such holders. If the assets and funds of the Company shall be insufficient to permit the payment in full of the Applicable Preferential Amounts to the holders of Combined Preferred Stock, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of Combined Preferred Stock on a pro rata basis based on the respective amounts of their Applicable Preferential Amounts.

                  After payment has been made to the holders of Combined Preferred Stock of the full amounts to which they are entitled under this
Section 4, the holders of Common Stock shall be entitled to share ratably in the remaining assets without participation by the holders of Combined Preferred Stock. If any such distributions described in this Section 4 are made in the form of assets and not cash, then such distributions shall be deemed to have been made at the fair market value of such assets.



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                  5.       VOTING RIGHTS; REPRESENTATIVE DIRECTORS; ETC.

                  5.1. VOTES PER SHARE; NOTICES. Except as otherwise provided herein or required by law, the holders of Combined Preferred Stock shall vote as a single class with the holders of Common Stock and shall have such votes in respect of each share of Combined Preferred Stock on any matter submitted to the holders of Common Stock as the number of shares of Common Stock into which shares of Combined Preferred Stock may then be converted. Record holders of Combined Preferred Stock shall be entitled to notice of any stockholders' meeting or solicitation of stockholders' consents in the manner provided in the Bylaws of the Company for general notices.

                  5.2.     PREFERRED DIRECTORS

                           5.2.1.   NUMBER OF DIRECTORS. Except as provided in
         Section 5.2.6, the Company shall have nine directors.

                           5.2.2. PREFERRED DIRECTORS. In addition to the rights set forth in Sections 5.2.5 and 5.2.6, the holders of a Majority of Preferred Equity shall be entitled to elect two directors (together with any directors elected pursuant to Section 5.2.6 by a Majority of the Preferred Equity, the "PREFERRED DIRECTORS"). The election of any Preferred Director who is not a partner of WPC or its Affiliates or an officer of Advent International Corporation or its Affiliates must be consented to by the holders of a majority of the outstanding shares of Non-Investor Common Stock, which consent shall not be unreasonably withheld.

                           5.2.3. NON-INVESTOR DIRECTORS. The holders of a majority of the outstanding shares of Non-Investor Common Stock, voting together as a single class, separate from all other classes, shall be entitled to elect five directors (the "NON-INVESTOR DIRECTORS")

                           5.2.4. SUB-DEBT DIRECTOR. In addition to the rights set forth in Section 5.2.5 and 5.2.6, the holders of a Majority of Sub-Debt Interests shall be entitled to elect one director (together with any directors elected pursuant to Section 5.2.6 by a Majority of the Sub-Debt Interests, the "Sub-Debt Directors"). The election of any Sub-Debt Director who is not a partner or officer, as the case may be, of Exeter Venture Lenders, L.P., Exeter Equity Partners, L.P., PNC Capital Corp, Seacoast Capital Partners, L.P. or their Affiliates must be consented to by the holders of a majority of the outstanding shares of Non-Investor Common Stock, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that the original holders of the Sub-Debt Warrants on the Series B Original Issuance Date or any Affiliate of such a holder fail to own 60% of the aggregate amount of all Sub-Debt Warrants, the Majority of Preferred Equity shall be entitled to elect all Sub-Debt Directors (subject to the second sentence of Section 5.2.2) and the provisions of the second sentence of this Section 5.2.4 shall no longer apply. For purposes of the preceding sentence only,





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         the term "Affiliate", as applied to PNC Capital Corp ("PNC"), shall include (a) any principal, officer or employee of PNC, PNC Equity Management Corp or PNC Venture Corp and (b) any partnership or limited liability company of which any person described in clause (a) above is a partner or member, and as applied to each of Seacoast Capital Partners, L.P., Exeter Venture Lenders, L.P. and Exeter Equity Partners L.P., shall include (i) any partnership or limited liability company of which such person is a partner or member and (ii) any partner or limited partner of such Person or an Affiliate thereof.

                           5.2.5. COMBINED DIRECTOR. The holders of a Majority of the Preferred Equity, voting as a single class, and the holders of a Majority of Non-Investor Common Stock voting separately as a single class, shall be together entitled to elect one director; PROVIDED, HOWEVER, that if the Majority of Preferred Equity and the Majority of Non-Investor Common Stock do not together so elect such director, the directorship shall remain vacant.

                           5.2.6. MAJORITY PREFERRED DIRECTORS. In the event that any Remedy Event shall occur, then, upon notice to the Company given by the holders of not less than two-thirds of the outstanding shares of Combined Preferred Stock (on an as converted basis) (a "REMEDY NOTICE"), the number of directors shall be increased to thirteen and (a) the holders of a Majority of Preferred Equity shall become entitled to elect a total of five members of the Board of Directors of the Company, (b) the holders of a Majority of Sub-Debt Interests shall become entitled to elect a total of two members of the Board of Directors of the Company (subject to the last sentence of Section 5.2.4), (c) the holders of a majority of the outstanding shares of Non-Investor Common Stock shall continue to be entitled to elect the five Non-Investor Directors pursuant to Section 5.2.3 and (d) the holders of a Majority of the Preferred Equity and a Majority of the Non-Investor Common Stock shall together continue to be entitled to elect one director pursuant to Section 5.2.5, all until any such Remedy Event shall have been rectified or cured to the written satisfaction of the holders of a Majority of Preferred Equity, whereupon the right of the Majority of Preferred Equity to elect five members and the right of the Majority of the Sub-Debt Interests to elect two members of the Board of Directors of the Company shall cease and all Preferred Directors and Sub-Debt Directors then in office who were elected pursuant to this Section 5.2.6 shall be removed such that the Board of Directors shall again be comprised of (i) two directors elected by a Majority of Preferred Equity (subject to the second sentence of Section 5.2.2), (ii) five directors elected by a majority of the outstanding shares of Non-Investor Common Stock, voting together as a single class, separately from all other classes, (iii) one director elected by the holders of a Majority of Sub-Debt Interests (subject to the second sentence and the last sentence of Section 5.2.4), and (iv) one director elected by the holders of a Majority of the Preferred Equity, voting as a single class, and the holders of a Majority of Non-Investor Common Stock, voting separately as a single class (subject to the proviso in Section 5.2.5), and the number of directors shall be




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         reduced to nine, subject to the above rights being again revived from time to time upon the reoccurrence of the conditions above described.

                  5.3. TENURE. Subject to Section 5.4 below, each Preferred Director or Sub-Debt Director elected pursuant to Section 5.2 shall serve for a term of the lesser of (a) one year and until such director's successor is elected and qualified, or (b) in the case of a Preferred Director or Sub-Debt Director elected pursuant to Section 5.2.6, until the right of such Preferred Director or Sub-Debt Director to remain in office under Section 5.2.6 ceases (at which time such Preferred Director or Sub-Debt Director will be deemed to be removed). So long as the holders of a Majority of Preferred Equity or a Majority of Sub-Debt Interests are entitled to elect Preferred Directors or Sub-Debt Directors, respectively, any vacancy in the position of a Preferred Director or a Sub-Debt Director may be filled only by vote of the holders of a Majority of Preferred Equity or a Majority of Sub-Debt Interests, as the case may be, entitled to vote thereon. A Preferred Director or a Sub-Debt Director, respectively, may, during such director's term of office, be removed at any time, with or without cause, only by the affirmative vote of the holders of record of a Majority of Preferred Equity or a Majority of Sub-Debt Interests, as the case may be. Similarly, any vacancy in the position of a Non-Investor Director may be filled only by vote of the holders of a majority of the outstanding shares of the Non-Investor Common Stock entitled to vote thereon. A Non-Investor Director may, during such Non-Investor Director's term of office, be removed at any time, with or without cause, only by the affirmative vote of the holders of record of a majority of the outstanding shares of Non-Investor Common Stock.

                  5.4.     TERMINATION OF CERTAIN RIGHTS.

                           5.4.1. MAJORITY OF PREFERRED EQUITY. All rights of the Majority of Preferred Equity under Sections 5.2 and 5.3 shall terminate, automatically and without necessity of any further actions by any person, upon the earlier to occur of (a) the closing of a Qualified Public Offering or Qualified Sale or (b) such time as the sum of (i) all Common Stock previously issued upon conversion of Combined Preferred Stock and which is still outstanding PLUS (ii) all Common Stock that would then be issuable upon the conversion of outstanding Combined Preferred Stock PLUS (iii) all Common Stock previously issued or then issuable upon exercise or conversion of any Warrants which is still outstanding IS LESS THAN 25% of such sum as calculated on the Series B Original Issue Date (adjusting for stock splits, stock dividends and similar recapitalization matters from and after the Series B Original Issue Date). From and after the occurrence of any such event described in the foregoing clauses (a) or (b), Section 5.1 shall, along with the other provisions of the Company's Certificate and By-laws, govern as to the voting for directors which the Majority of the Preferred Interests had previously been entitled to elect.

                           5.4.2. MAJORITY OF SUB-DEBT INTERESTS. All rights of the Majority of Sub-Debt Interests under Sections 5.2 and 5.3 shall terminate, automatically




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         and without necessity of any further actions by any person, upon the closing of a Qualified Public Offering or Qualified Sale. From and after the occurrence of any event described in the foregoing sentence,
         Section 5.1 shall, along with the other provisions of the Company's Certificate and By-laws, govern as to the voting for directors which the Majority of the Sub-Debt Interests had previously been entitled to elect.

                  6.       REDEMPTION.

                  6.1. REDEMPTION PRICE. Shares of Combined Preferred Stock are redeemable in accordance with this Section 6 at a redemption price per share equal to the Applicable Preferential Amount as of the date of redemption, provided that notwithstanding anything else herein to the contrary, such shares of Combined Preferred Stock shall not be redeemable (a) if such redemption would violate any Subordination Agreement referred to in Section 6.7, or (b) without the consent of the Noteholders (as defined in the Senior Subordinated Note Agreement referred to below) if a Default or Event of Default (each term as defined in such Senior Subordinated Note Agreement) has occurred and is continuing under that Senior Subordinated Note Agreement between NEA and members of the Bronfman family dated November 28, 1995.

                  6.2. MANDATORY REDEMPTION. Except as set forth in Section 6.4, irrespective of any other redemptions or acquisitions of shares of Combined Preferred Stock, the Company will redeem at a price equal to the Applicable Preferential Amount that number of shares of each series of Combined Preferred Stock equal to 6.25% of the total number of issued and outstanding shares of such series as of March 31, 2001 (or such lesser number as is then outstanding) on the last day of each March, June, September and December commencing in June 2001.

                  6.3. MANDATORY CONTINGENT REDEMPTION. Upon the earliest to occur of :

                           (a)      the sale by the Company of all or a
         substantial portion of its assets, other than a Permitted Liquidation or a Qualified Sale;

                           (b) the merger of the Company with, or the consolidation of the Company into, any other corporation (other than a Qualified Sale) except where (i) the Company is the surviving entity and (ii) the stockholders of the Company immediately prior to such merger or consolidation own collectively stock having more than 50% of the outstanding voting power (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) of the surviving corporation;

                           (c)      the dissolution or liquidation of the
         Company;

                           (d) Jeffrey Stone shall cease for any reason to be the President or Chief Operating Officer of the Company and a replacement reasonably satisfactory to the holders of at least a Majority of Combined Preferred Stock shall not be in place within 180 days;

                           (e) except as a result of a Qualified Public Offering, more than 50% of the outstanding voting stock of the Company becomes owned by Persons other than collectively (i) holders of Combined Preferred Stock and their transferees and (ii) other stockholders of record on the Series B Original Issue Date (the foregoing events described in clauses (a) through (e) shall constitute an "ORGANIC CHANGE"); or

                           (f)      a Remedy Event,

to the extent permitted by the Company's principal senior bank working capital facility and by the Sub-Debt Note Agreement, each holder of Combined Preferred Stock and its permitted transferees may, in lieu of and not in addition to any rights it may have under Section 7, require the Company to redeem all or any portion of the then outstanding shares of the Combined Preferred Stock of such holder, at the holder's option, either (A) at a price equal to the Applicable Preferential Amount or (B) at a price equal to the sum of (1) the Applicable Conversion Price PLUS (2) accrued and unpaid dividends, if any, on such Combined Preferred Stock due under Section 3, together with Warrants on the same terms as described in Section 6.4.

                  6.4. VOLUNTARY REDEMPTION. The Company may redeem at the Applicable Preferential Amount pro rata from all holders of Combined Preferred Stock an aggregate number of shares of Combined Preferred Stock specified in the notice delivered pursuant to Section 6.5. Such redemption shall take place at the time and on the date set forth in such notice. At the closing of such redemption, the Company shall deliver to each holder of Combined Preferred Stock whose shares are being redeemed warrants in substantially the form of Exhibit 2.1A to the Purchase Agreement (the "WARRANTS") to purchase the number of shares of Common Stock into which the shares of Combined Preferred Stock so redeemed could at the time have been converted at a purchase price per share equal to the aggregate cash consideration received by the holder in connection with the redemption divided by such number of shares of Common Stock. The number of shares for which each Warrant shall be exercisable shall be reduced in proportion to the mandatory redemption of Combined Preferred Stock under Section
6.2 as provided in the Warrant. At the option of the Company, any redemption under this Section 6.4 may be applied against, and shall relieve the Company of, the next succeeding redemption obligation under Section 6.2 to the extent of the shares redeemed under this Section 6.4.

                  6.5. NOTICE OF REDEMPTION; PRO RATA TREATMENT. Written notice of redemption of Combined Preferred Stock pursuant to Sections 6.2 and
6.4 shall be given not fewer than 30 days prior to the redemption date by first class mail, postage prepaid, to each holder of record of shares of Combined Preferred Stock, at such holder's address on the books of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of the Combined Preferred Stock to be redeemed; (c) the Applicable

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Preferential Amount; (d) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Preferential Amount; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Redemptions under Sections 6.2 and 6.4 shall be made pro rata among all holders of Combined Preferred Stock.

                  6.6. SPECIFIC PERFORMANCE. If any holder becomes obligated so to deliver any shares of Combined Preferred Stock to the Company upon any redemption under this Section 6 and fails to deliver the certificate therefor in accordance with these Preferred Stock Terms, the Company may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

                  6.7. SUBORDINATION. The rights of the holders of the Combined Preferred Stock shall be subject to the provisions of (i) the Amended and Restated Subordination Agreement dated May 30, 1997 among NEA, BankBoston, N.A. and the initial holders of the Combined Preferred Stock and (ii) the Subordination Agreement dated May 30, 1997 among NEA, the holders of the Combined Preferred Stock on such date and the initial holders of the Subordinated Notes, which provisions are incorporated herein by reference. The holders of the Combined Preferred Stock should refer to such subordination agreements for a description of the terms under which redemption and other payments on the Combined Preferred Stock are prohibited to be made by the Company or to be received by the holders of the Combined Preferred Stock, notwithstanding the other provisions of this Section 6.

                  7. REMEDY EVENT. The term "REMEDY EVENT" shall mean the occurrence and continuance of any of the following events for a period exceeding 45 days after written notice of the occurrence of such event has been furnished to the Company by one or more holders of Combined Preferred Stock at its registered address:

                  7.1. The Company shall fail to make any payment in respect of dividends on or redemptions of any shares of Combined Preferred Stock as the same shall become due and, to the extent prohibited by any subordination agreement in effect from time to time and to which the Company and all of the holders of the Combined Preferred Stock are parties, such failure shall continue for a period of 135 days.

                  7.2. The Company shall fail to perform or observe any of the covenants, agreements or other provisions set forth in these Preferred Stock Terms.

                  7.3. Any material written representation or warranty of or with respect to the Company made in, or pursuant to the express requirements of, the Purchase Agreement shall prove to have been false on the date as of which it was made.

                  7.4. The Company or any of its Subsidiaries shall fail to make any required payment on any senior bank indebtedness exceeding $250,000 in principal amount of (or guaranteed by) the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall fail to perform or observe any of the covenants or provisions required to be performed or observed by it pursuant to the credit agreement evidencing such senior bank indebtedness (as from time to time in effect), and (a) any security interest in or other lien on any property securing any such indebtedness shall be enforced, unless contested in good faith by the Company by appropriate proceedings or (b) if such payment is a partial payment, all related indebtedness shall become due and payable prior to stated maturity.

                  7.5. The Company or any or its Subsidiaries shall fail to make any required payments, which payments exceed $375,000 in the aggregate, with respect to indebtedness of (or guaranteed by) the Company or any of its Subsidiaries or with respect to any share of capital stock (whether because funds are not legally available therefor or otherwise), whether such payments are due upon final maturity, accelerated maturity, mandatory prepayment or otherwise.

                  7.6. The Company shall fail to keep reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Combined Preferred Stock or shall fail to issue an amount of shares of Common Stock upon the conversion by the holders thereof of the Combined Preferred Stock.

                  7.7.     An Organic Change shall occur.

                  7.8. The sum of consolidated stockholders' equity of the Company and its subsidiaries PLUS (to the extent not included in stockholder's equity) the Combined Preferred Stock, all determined in accordance with generally accepted accounting principles consistently applied, shall at any time be less than the sum of (a) $250,000 PLUS (b) two thirds of the Combined Preferred Stock issued by the Company on or prior to the Series B Original Issue Date, determined in accordance with generally accepted accounting principles.

                  7.9. A final judgment which, in the aggregate with other outstanding final judgments against the Company or any of its Subsidiaries, exceeds $500,000 above insurance coverage shall be rendered against the Company or any of its Subsidiaries and, within 30 days after entry thereof, such judgment shall not have been discharged or stayed pending appeal, or within 30 days after expiration of such stay such judgment shall not have been discharged.

                  7.10. The Company or any of its Subsidiaries or their Affiliates shall fail to perform or observe any covenant, agreement or provision to be performed or observed by it under section 5 of the Purchase Agreement or sections 2 through 9 of the Registration Rights Agreement (as defined in the Purchase Agreement) and such failure shall not have been rectified or cured within 75 days after actual knowledge of Samuel Bloomberg or Jeffrey Stone or their replacement executive officers.

                  7.11. The Company or any of its subsidiaries owning at least 10% of the assets, or contributing over the past fiscal year at least 10% of the cash flow, of the Company and its subsidiaries on a consolidated basis, shall:

                           (a) commence a voluntary case under Title 11 of the United States as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

                           (b) have filed against it a petition commencing an involuntary case under such Title 11 and such petition is not dismissed within 90 days;

                           (c) seek relief as a debtor under any applicable law, other than such Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

                           (d) have entered against it any order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent,
         (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors generally, or
         (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

                           (e) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

                  8.       CONVERSION.

                  8.1. RIGHT OF CONVERSION. Each share of Combined Preferred Stock shall be convertible, at the option of the holder thereof at any time at the office of the Company or any transfer agent for the Combined Preferred Stock into the number of shares of the Common Stock of the Company obtained by dividing $8.08 (in the case of the Series B Preferred Stock) and $6.46 (in the case of the Series A Preferred Stock) by the Applicable Conversion Price.

                  "Applicable Conversion Price" means (i) with respect to each share of Series A Preferred Stock, $6.46 and (ii) with respect to each share of Series B Preferred Stock, $8.08, in each case as from time to time adjusted by this Section 8. All calculations under this Section 8 shall be made to the nearest one-hundredth of a cent.

                  8.2. AUTOMATIC CONVERSION. Each share of Combined Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Applicable Conversion Price for such share at any time upon the occurrence of any of the following events that result in Qualified Proceeds:

                           (a) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with managing underwriters reasonably satisfactory to the holders of at least a Majority of Combined Preferred Stock, covering the offer and sale of Common Stock for the account of the Company to the public generally providing net proceeds to the Company or selling stockholders (after underwriter commissions and discounts, but before other offering expenses) of not less than $15,000,000 in the aggregate (a "QUALIFIED PUBLIC OFFERING"); or

                           (b) (i) the sale or other disposition of all or a substantial portion of the assets of the Company or (ii) the merger or consolidation of the Company with or into any third party as a result of which the stockholders of the Company immediately prior to such merger or consolidation do not own stock having more than 50% of the outstanding voting power (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) of the surviving corporation (collectively, a "QUALIFIED SALE").

                  As used in this Section 8.2, an event shall be deemed to result in "QUALIFIED PROCEEDS" if:

                           (A) in the case of a Qualified Public Offering, the public offering price per share of Common Stock (after underwriting commissions and discounts, but before other offering expenses), set forth within the final prospectus which is part of the effective registration statement relating to such Qualified Public Offering, shall be not less than the Qualified Amount (as defined below); or

                           (B) in the case of a Qualified Sale as described in clause (b)(i), the net proceeds received by the Company as a result of such sale, which are attributable to one share of Common Stock, and which are available for distribution to the holder of such share of Common Stock, shall be not less than the Qualified Amount; or

                           (C) in the case of a Qualified Sale as described in clause (b)(ii), either (1) in the case of such Qualified Sale where the Company is the surviving entity, the fair market value of all securities, cash or other property (including without limitation any Common Stock), which is received or retained in connection with such Qualified Sale (as determined in good faith by the Board of Directors) on account of one share of Common Stock shall be not less than the Qualified Amount; or (2) in the case of such a Qualified Sale where the Company is not the surviving entity, the fair market value of the total consideration received in connection with such Qualified Sale (as determined in good faith by the Board of Directors) on account of one share of Common Stock shall be not less than the Qualified Amount.

                  As used above, "QUALIFIED AMOUNT" shall mean $14.52 (minus all prior cash distributions and cash dividends paid per share of Preferred Common Stock or Combined Preferred Stock pursuant to Section 3); provided that such amount shall be adjusted, in each case, for increases in the number of issued and outstanding Common Stock occurring after the date hereof as a result of stock splits, subdivisions, dividends or similar recapitalizations.

                  8.3. MECHANICS OF CONVERSION. Before any holder of Combined Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the Combined Preferred Stock certificates, duly endorsed, at the office of the Company or of any transfer agent for the Combined Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same; PROVIDED, HOWEVER, that in the event of an automatic conversion pursuant to Section 8.2, the outstanding shares of Combined Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; and PROVIDED, FURTHER that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Combined Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or execution of such agreement in the case of a lost certificate, issue and deliver at such office to such holder of Combined Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus all accrued and unpaid dividends on such holder's Combined Preferred Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Combined Preferred Stock to be converted, or in the case of automatic conversion immediately upon closing of the Qualified Public Offering or Qualified Sale, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  8.4. ADJUSTMENT OF APPLICABLE CONVERSION PRICE DUE TO ISSUANCE OF ADDITIONAL SHARES. The Applicable Conversion Price shall be subject to adjustment as follows:

                           8.4.1.   SPECIAL DEFINITIONS.

                           (a) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (b) "SERIES B ORIGINAL ISSUE DATE" shall mean the date on which the Series B Preferred Stock is first issued by the Company.

                           (c) "CONVERTIBLE SECURITIES" shall mean any indebtedness, shares or other securities convertible into or exchangeable for Common Stock, other than Combined Preferred Stock.

                           (d) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 8.4.5, deemed to be issued) by the Company after the Series B Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                    (i)      upon conversion of Combined
                  Preferred Stock or upon exercise or conversion of the other options and warrants, including the Bridge Warrants and the Sub-Debt Warrants, set forth in Exhibit 4.3.1 or Exhibit 4.3.2 to the Purchase Agreement;

                                    (ii)     as a dividend or distribution on
                  the Combined Preferred Stock or any event for which adjustment is made pursuant to Section 8.4.3;

                                    (iii)    pursuant to the Stock Option Plan
                  or other stock option, stock bonus or other employee stock plan referred to in Section 4.1.1 of the Purchase Agreement or otherwise permitted by section 5.17 of the Purchase Agreement or approved by the holders of at least a Majority of Combined Preferred Stock, which approval shall specify the number of shares of Common Stock available for distribution under any such plan; or

                                    (iv)     by way of dividend (or other
                  distribution) of shares of Common Stock on shares of any of the foregoing securities which are excluded from the definition of Additional Shares of Common Stock by this clause
                  (d).

                           8.4.2. NO ADJUSTMENT OF APPLICABLE CONVERSION PRICE. No adjustment in the Applicable Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Applicable Conversion Price in effect on the date of, and immediately prior to, such issue.

                           8.4.3. ADJUSTMENT OF APPLICABLE CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to
         Section 8.4.5) for a consideration per share less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price shall be recomputed, concurrently with such issue (calculated to the nearest one hundredth of a cent) to be the price determined by dividing (a) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue multiplied by the then effective Applicable Conversion Price and (ii) the consideration, if any, deemed received by the Company upon such issue by (b) the total number of shares of Common Stock deemed to be outstanding immediately after such issue; and PROVIDED that, for purposes of this Section 8.4.3, all shares of Common Stock outstanding or issuable upon conversion of outstanding Options, Convertible Securities and the Combined Preferred Stock shall be deemed to be outstanding. In no event will the Applicable Conversion Price be adjusted as the result of any issuance of any Additional Shares of Common Stock to any amount higher than the Applicable Conversion Price in effect immediately prior to such issuance.

                           8.4.4.   ADJUSTMENTS FOR SUBDIVISIONS, STOCK
         DIVIDENDS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be increased by way of stock issued as a dividend for no consideration or subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, the Applicable Conversion Prices then in effect shall, concurrently with the effectiveness of such increase or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Applicable Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           8.4.5. DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK - OPTIONS AND CONVERTIBLE SECURITIES. In the event the Company at any time after the Series B Original Issue Date shall issue any Options or Convertible Securities other than such Options or Convertible Securities which are exchangeable, issuable, exercisable or convertible into Common Stock which are excluded from the definition of Additional Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED that, for purposes of this Section 8.4.5, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 8.4.6) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be (except as provided below in this Section 8.4.5) and PROVIDED further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (a) no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of such Convertible Securities or Options;

                           (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                           (c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if such unexercised portion of such Options or rights of conversion or exchange under such Convertible Securities had not been issued.

                           8.4.6. DETERMINATION OF CONSIDERATION. For purposes of this Section 8.4, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (a)      CASH AND PROPERTY: Such consideration shall:

                                    (i)      insofar as it consists of cash, be
                  computed at the aggregate amount of net cash proceeds received by the Company excluding unpaid amounts payable for accrued interest or accrued dividends;

                                    (ii)     insofar as it consists of property
                  other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

                                    (iii)    in the event Additional Shares of
                  Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, which is allocated to the Additional Shares of Common Stock as determined in good faith by the Board of Directors.

                           (b) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 8.4.5, relating to Options and Convertible Securities, shall be determined by dividing

                                    (i)      the total amount, if any, received
                  or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus, the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration but subject to later readjustment pursuant to Section 8.4.5) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (ii)     the maximum number of shares of
                  Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number but subject to later readjustment pursuant to Section 8.4.5) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           8.4.7. OTHER DILUTIVE EVENTS. In case any event shall occur as to which the other provisions of this Section 8.4 are not strictly applicable, but the failure to make any adjustment in the Applicable Conversion Price would not fairly protect the conversion rights represented by the Combined Preferred Stock in accordance with the intention of this Section 8, then, upon request of the holders of a Majority of Combined Preferred Stock, the Board of Directors of the Company shall appoint a firm of independent public accountants of recognized national standing (which may be the regular auditors of the Company) to give their opinion as to the adjustment, if any, on a basis consistent with the intention of this Section 8, necessary to preserve without dilution the conversion rights represented by the Combined Preferred Stock. Upon receipt of such opinion, the Company will promptly furnish a copy thereof to the holders of the Combined Preferred Stock and the Applicable Conversion Price shall be adjusted in accordance therewith. The fees and expenses of such accountants shall be paid by the Company; PROVIDED, HOWEVER, that if such accountants opine that no adjustment is necessary, such fees and expenses will be paid by the holders of the Combined Preferred Stock.

                           8.4.8. GENERAL. The parties acknowledge that in the event of any circumstances requiring an adjustment of the Applicable Conversion Price under this Section 8.4, such adjustment shall be implemented and effected, if applicable, with respect to the Applicable Conversion Price for the Series A Preferred Stock and the Series B Preferred Stock, respectively and separately.

                  8.5. OTHER DISTRIBUTIONS. In the event the Company shall declare a distribution payable in securities of the Company (other than shares of Common Stock), securities of other entities, securities evidencing indebtedness issued by the Company or other entities, assets (including cash dividends) or options or rights, then, in each such case for the purpose of this
Section 8, the holders of the Combined Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of such Combined Preferred Stock were convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

                  8.6. SUBSEQUENT EVENTS. In the event of any recapitalization, consolidation or merger of the Company or its successor which does not require redemption of the Combined Preferred Stock pursuant to Section 6.3, the shares of Combined Preferred Stock shall be convertible into such shares or other interests as the Combined Preferred Stock would have been entitled if the Combined Preferred Stock had been converted into Common Stock immediately prior to such event.

                  9.       COVENANTS.

                  9.8. SPECIAL RESTRICTIONS. At any time when shares of Combined Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by law, the Certificate or the DGCL, and in addition to any other vote required by law, the Certificate of the DGCL (in which case such requirements shall apply to the extent inconsistent with this Section 9.1), without the consent of the holders of at least a majority of the outstanding shares of Combined Preferred Stock (on an as converted basis) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Company will not:

                           (a) create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, unless the same ranks junior to the Combined Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company or increase the authorized amount of the Combined Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Combined Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or create or authorize any instrument or security convertible into shares of Combined Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Combined Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Certificate or by merger, consolidation or otherwise;

                           (b) amend, alter or repeal its Certificate or By-laws in a manner that is adverse to the holders of Combined Preferred Stock in any respect or for which the holders of Combined Preferred Stock did not receive prior written notice;

                           (c) purchase or set aside any sums for the purchase of any shares of stock or warrants other than (i) Combined Preferred Stock, (ii) Future Shares, (iii) pursuant to the Sub-Debt Warrant Agreement or (iv) Common Stock from former employees of the Company who acquired such shares directly from the Company or pursuant to the Stock Option Plan (as defined in the Purchase Agreement), if each such purchase is made pursuant to contractual rights held by the Company relating to the termination of employment of any such former employee and the total purchase price does not exceed $100,000 for all such purchases from each such former employee or is expressly permitted by the Stock Option Plan or stock option agreements entered into in connection therewith;

                           (d) redeem or otherwise acquire any shares of Combined Preferred Stock except as expressly authorized in Section 6 or pursuant to a purchase offer made pro rata to all holders of the shares of Combined Preferred Stock on the basis of the aggregate number of outstanding shares of Combined Preferred Stock then held by each such holder;

                           (e) consent to any liquidation, dissolution or winding up of the Company as a whole or substantially as a whole in a single transaction or a series of related transactions; or

                           (f) consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets except that the Company may, without the consent of the holders of at least a majority of the then outstanding Combined Preferred Stock (on an as converted basis), effectuate a merger in which (i) the Company is the surviving corporation and (ii) the stockholders of the

         Company immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants), and the Company may effect a Qualified Sale.

                  9.9. NO IMPAIRMENT. The Company will not seek to avoid the observance or performance of any of the terms to be observed or performed under these Preferred Stock Terms by the Company, but will at all times in good faith assist in carrying out all the provisions of these Preferred Stock Terms.

                  9.10. RESERVATION OF SHARES. So long as any share of =Combined Preferred Stock shall remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issuance upon conversion of the Combined Preferred Stock, the full number of shares of Common Stock then issuable upon exercise of all outstanding shares of Combined Preferred Stock. If the Company's Common Stock shall be listed on any national stock exchange, the Company at its expense shall include in its listing application all of the shares of Common Stock reserved for issuance upon conversion of the Combined Preferred Stock (subject to issuance or notice of issuance to the exchange) and will similarly procure the listing of any further Common Stock reserved for issuance upon conversion of the Combined Preferred Stock at any subsequent time as a result of adjustments in the outstanding Common Stock or otherwise.

                  9.11. VALIDITY OF SHARES. The Company will from time to time take all such action as may be required to assure that all shares of Common Stock which may be issued upon conversion of any share of the Combined Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Without limiting the generality of the foregoing, the Company will from time to time take all such action as may be required to assure that the par value per share, if any, of the Common Stock is at all times equal to or less than the lowest quotient obtained by dividing the then current par value of the Combined Preferred Stock by the number of shares of Common Stock into which each such share of Combined Preferred Stock can, from time to time, be converted.

                  9.12.    NOTICE OF CERTAIN EVENTS. If at any time:

                           (a) the Company shall declare any dividend or distribution payable to the holders of its Common Stock;

                           (b) the Company shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or any other rights;



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

                           (c) any recapitalization of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

                           (d) a voluntary or involuntary dissolution, liquidation or winding up of the Company as a whole or substantially as a whole in a single transaction or a series of related transactions shall occur;

then, in any one or more of such cases, the Company shall give the registered holders of the Combined Preferred Stock written notice, by registered mail, of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given 20 days prior to the record date with respect thereto.

                  9.13. NO REISSUANCE OF COMBINED PREFERRED STOCK. No shares of Combined Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Combined Preferred Stock accordingly.

                  10.      PREEMPTIVE RIGHTS.

                  10.14. RIGHT OF FIRST OFFER. Until the initial closing under a Qualified Public Offering, the Company shall not issue or sell any Common Stock (including securities convertible into, or options, warrants or other rights to purchase Common Stock, but excluding the shares described in Section 10.7) (collectively, the "FUTURE SHARES") to any person or other entity (an "OFFEREE") without first providing each holder of (a) Combined Preferred Stock,
(b) Common Stock and (c) Sub-Debt Warrants, Bridge Warrants and Warrants (all such holders collectively referred to as the "PREEMPTIVE GROUP") the right to subscribe for its Proportionate Percentage of the Future Shares at a price and on such other terms which are at least as favorable as shall have been offered or are proposed to be offered by the Company to such Offeree and which shall have been specified by the Company in a notice delivered to each member of the Preemptive Group (the "PROPOSAL"); PROVIDED, HOWEVER, that the Preemptive Group shall have the option to purchase Future Shares with cash, regardless of the method of purchase offered to such Offeree. The Proposal by its terms shall remain open and irrevocable for a period of 30 days from the date it is delivered by the Company to the Preemptive Group (the "FUTURE




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

SHARES EXERCISE PERIOD"). The Proposal shall also certify that the Company has either (a) received a bona fide offer from a prospective purchaser, who shall be identified in such certification, and that the Company in good faith believes a binding agreement of sale is obtainable for consideration having a fair market, cash equivalent or present value set forth in such certification; or (b) intends in good faith to make an offering of its securities to prospective purchasers, who shall be identified to the extent possible in such certification at the price and on the terms set forth in such certification.

                  "PROPORTIONATE PERCENTAGE" means, for any member of the Preemptive Group, the percentage of Future Shares covered by the Proposal equal to (i) the number of shares of Common Stock either held by the member of the Preemptive Group or into which the shares of Combined Preferred Stock held by such member would then be convertible or into which the Sub-Debt Warrants, Bridge Warrants and Warrants held by such member are exercisable divided by (ii) the total number of shares of Common Stock outstanding at the time of delivery of the Proposal PLUS the aggregate number of shares of Common Stock into which all shares of Combined Preferred Stock would then be convertible PLUS the aggregate number of shares of Common Stock into which the Sub-Debt Warrants, Bridge Warrants and Warrants are exercisable.

                  10.15. NOTICE. Notice of each member of the Preemptive Group's intention to accept the Proposal made pursuant to Section 10.1 shall be evidenced by a writing signed by such holder and delivered to the Company prior to the end of the Future Shares Exercise Period (the "NOTICE OF PURCHASE") setting forth that portion of the Future Shares such holder elects to purchase (the "ACCEPTED SHARES").

                  10.16 FULL ACCEPTANCE. In the event that each member of the Preemptive Group elects to purchase all of the shares offered to such holder in the Proposal, the Company shall sell to each such holder, pursuant to Section 10.6, the number of Accepted Shares set forth in such holder's Notice of Purchase.

                  10.17. PARTIAL ACCEPTANCE. In the event that one or more members of the Preemptive Group do not elect to purchase all of the shares offered to such holders in the Proposal, the Company shall sell to each holder, pursuant to Section 10.6, the number of Accepted Shares, if any, set forth in such holder's Notice of Purchase. Members of the Preemptive Group may purchase pursuant to Section 10.6 any remaining shares offered in the Proposal not purchased by the other members of the Preemptive Group pro rata based on the respective Proportionate Percentages of such holders wishing to purchase additional shares, or as they may otherwise agree.

                  10.18. NO FRACTIONAL SHARES. For the purpose of avoiding fractions as to Future Shares, the Company may adjust upward or downward by not more than one full share the number of Future Shares which any member of the Preemptive Group would otherwise be entitled to purchase.

                  10.19. SALE OF SHARES. No later than 30 days after the expiration of the Future Shares Exercise Period, the Company shall deliver to each member of the Preemptive Group who has submitted a Notice of Purchase to the Company a notice indicating the number of Future Shares which the Company shall sell to such holder pursuant to this Section 10 and the terms and conditions of such sale, which shall be in all respects (including unit price and interest rates) the same as specified in the proposal. The sale to such holders of such Future Shares shall take place not later than 10 days after receipt of such notice.

                  Any sale to an Offeree of Future Shares that were not selected for purchase by the members of the Preemptive Group as provided above shall take place not later than 90 days after the expiration of the Future Shares Exercise Period. Such sale shall be upon terms and conditions in all respects (including unit price and interest rates) which are no more favorable to such Offeree or less favorable to the Company than those set forth in the Proposal. Any refused Future Shares not purchased by the Offeree as contemplated by the Proposal within the 90-day period specified above shall remain subject to this Section 10.

                  10.20. EXCLUSION OF CERTAIN SHARES. Notwithstanding any contrary provision of this Section 10, Future Shares shall not include shares of Common Stock issuable in transactions described in clauses (i), (ii), (iii), and
(iv) of Section 8.4.1(d) or issuable upon exercise or conversion of any other securities, options or warrants issued in compliance with Section 10.

                  11. AMENDMENTS. The provisions of these terms of the Combined Preferred Stock may not be amended, modified or waived without the written consent or affirmative vote of each of the following groups, except where (i) the vote or written consent of the holders of a greater number of shares of the Company is required by law, the Certificate or the DGCL or (ii) any other vote is required by law, the Certificate or the DGCL (in which case such requirements shall apply to the extent inconsistent with this Section 11):
(a) the holders of at least a majority of the outstanding shares of Combined Preferred Stock (on an as converted basis), voting as a single class, (b) the holders of at least a majority of the outstanding shares of Combined Preferred (on an as converted basis) and Common Stock, voting together as a single class and (c) the holders of at least 25% of the then outstanding shares of Non-Investor Common Stock voting as a single class; PROVIDED, HOWEVER, that, in addition to the foregoing requirements, any amendment to these Preferred Stock Terms changing the amount of the Applicable Conversion Price, Applicable Preferential Amount (including any dividend rate) or applicable time of redemption shall require the written consent or affirmative vote of holders of 100% of the then outstanding shares of each series of Combined Preferred Stock directly affected by such change. If there are any amendments, modifications or waivers to Sections 5.2, 8 or 10 that adversely affect the rights of the holders of the Sub-Debt Warrants, then the consent of a Majority of Sub-Debt Interests will be required and provided that any amendment to these Preferred Stock Terms changing the amount of the Applicable Conversion Price that adversely affects the rights of the holders of the Sub-Debt Warrants shall require the consent of the holders of 90% of the Sub-Debt Warrants. Except to the extent required by law, the vote of the holders of any other class of capital stock of the Company is not required for the amendment, modification or waiver of the terms of these Preferred Stock Terms.

                                    ARTICLE V
                                      TERM

         The Corporation is to have perpetual existence.

                                   ARTICLE VI
                               ADDITIONAL MATTERS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  A. The Board of Directors of the Company is expressly authorized to adopt, amend or repeal the By-Laws of the Company.

                  B. Elections of directors need not be by written ballot unless the By-Laws of the Company shall so provide.

                                   ARTICLE VII
                      CERTAIN MATTERS RELATING TO CREDITORS

         Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of the DGCL or on the application of trustee in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

                                  ARTICLE VIII
                             LIABILITY OF DIRECTORS

         A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

                                   ARTICLE IX
                            AMENDMENT OF CERTIFICATE

         The Company reserves the right to amend or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by law, and all rights conferred upon a stockholder herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed as of the 1st day of June, 1998.


                                   ------------------------------------
                                   Jeffrey S. Stone, President





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